Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q3 2020 Financial Results – October 28, 2020

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. We also have Bob Chamness, our EVP in charge of Sustainability, joining us today to provide an update on progress and prospects in this increasingly important use of our Platform in plastics recycling.  On the call today, we will review Q3 financial results, discuss significant business developments and market conditions, and provide an update on progress in execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially:  https://www.digimarc.com/about/news-events/press-releases/2020/10/28/digimarc-reports-third-quarter-2020-financial-results.

Charles will now comment on our financial results.

Exhibit 99.2

Financial Results

Revenue for the third quarter was $5.8 million, essentially flat with Q3 last year. Service revenue increased 6% from $3.2 million to $3.4 million due to growth in services provided to Government customers. Subscription revenue decreased 10% from $2.7 million to $2.4 million due to the impact of the renegotiated contract with a Retail supplier partner in the first quarter of 2020 that we have discussed in prior calls.

Revenue from Government was up 4% to $3.5 million driven by growth in Service revenue. Revenue from Retail was down 15% to $1.4 million reflecting the impact of the renegotiated contract I referenced a moment ago. Revenue from Media was unchanged at $900 thousand.

Retail bookings, which include store operations, supply chain and recycling solutions, were $1.2 million, around the same level as Q3 last year. The most significant factor affecting bookings growth during the quarter was the pandemic effect on organization of HolyGrail 2.0 and planning for the Golden Thread projects.  We signed some new revenue deals in Q3 that did not contribute significantly to bookings, as they were primarily early production and pilot projects; however, we do expect these initial activities will grow into larger revenue streams in coming quarters. Bookings during Q3 included several notable strategic developments:

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We started enhancement of private label packages with Digimarc Barcode for a major retailer in Japan. To date we have completed more than 70 packages. We expect to transition the enhancement process to a trusted partner in Japan during Q4.

•	We began a customer-funded study of commercial viability of laser engraving serialization with a global brand and its suppliers.
•	We generated follow-on bookings for the variable data printing solutions I

Exhibit 99.2

mentioned on the Q2 earnings call; and
•	We completed the Walmart Toy Catalog, which began circulating about a week ago.

Gross margin for the quarter was 66%, down from 67% last year, due to a shift in revenue mix to Services. Service margins were 58% up from 55% last year due to a favorable mix in billable expenses with higher labor and lower non-labor expenses. Subscription margins were 78% down from 81% last year primarily due lower subscription revenue.

Operating expenses were $12.2 million, an increase of 2% from $11.9 million in Q3 last year. Operating expenses during the quarter included non-recurring severance costs of $800 thousand relating to the corporate restructuring we announced in July. Excluding these costs, operating expenses would have declined by 5% due to lower travel, consulting and other costs. We expect operating expenses to range from $11.2 to $11.6 million in the fourth quarter.

Net loss for Q3 was $8.4 million or 68 cents per diluted share versus a net loss of $7.8 million or 65 cents per diluted share in the third quarter last year. Non-recurring severance costs of $800 thousand accounted for 7 cents per diluted share of the net loss.

Our balance sheet has been considerably strengthened.  We raised $2.1 million under the ATM program prior to the TCM investment. The TCM investment added $53.5 million of cash.  We have no further plans to use the ATM. We are also shelving the strategic financing initiative for the time being in light of the substantial increase in working capital.

We ended the quarter with $62.7 million in cash and investments, including $36.5 million of proceeds for common stock issued to TCM. We received the remaining $17.0 million of proceeds from the investment on October 1st when the convertible

Exhibit 99.2

preferred stock was issued. Cash and investments after receipt of the proceeds from the convertible preferred stock issuance was $79.6 million.

We filed for forgiveness of our entire Paycheck Protection Program loan in mid-September. The bank has 60 days to review our application and then the Small Business Administration has 90 days to approve it.

We are working on our operating plan for 2021 and have some preliminary views of planning assumptions to share that are guiding our views on allocation of resources for next year:

Our Government business is functioning well.  We expect revenue to grow mid-single digits and to vary quarter-to-quarter based on timing of when services are performed, with slightly more work in the first half of the year than the second half.

We expect revenue from Media to be around the same level as 2020.  This area of business appears to have stabilized and does not currently warrant incremental investment.  We have a  small yet great team that continues to work on efficiencies to maximize account retention and contribution margin, and explore opportunities for growth.

In the primary growth area of the business, we are currently projecting triple-digit growth in Retail bookings and revenues in 2021. The growth in Retail subscriptions is expected to come primarily from licensing software to partners and end users.  Key application areas include traceability, brand protection, logistics, recycling and retail store operations. Growth in Retail services is expected to be fueled by development and consulting projects associated with the plastics recycling initiative in Europe.

We expect subscription revenue to grow at a higher rate than service revenue, leading to an expansion of gross margins as the incremental margin contribution for

Exhibit 99.2

licensing software is nearly 100%.

Although we expect significant growth in Retail revenues, a wide range of potential outcomes is possible for this area of the business due to the timing of closing contracts and other factors, including continuing uncertainties about the effects of the pandemic. We think the most likely outcome is an acceleration in bookings, consistent with our momentum theory of market development. When and how much the rate of bookings growth will accelerate due to tipping points in the market remains hard to predict. The range of potential outcomes is largely a function of the nature and timing of key account developments and the effect of adoption by market leaders on the rest of the industry.

We are projecting a modest increase in total expenses in 2021, up single digits from 2020, reflecting additional headcount to support growing opportunities in plastics and sustainability, and the impact of routine cost-of-living adjustments for our existing employees.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce and Bob will now comment on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

There have been several very positive developments since our last call. Most prominent among them is TCM|Strategic’s $53.5mm investment.  It is a game changer.  We have made great progress in building our platform and developing the market.  Now we have more capital to fuel progress on the path to profitability and establishing Digimarc as a cornerstone of automatic identification in the global supply chain and more broadly in artificial intelligence, machine learning, and augmented reality.  Our Platform will

Exhibit 99.2

redefine the relationships between people and things in many aspects of commerce and everyday life.

TCM|Strategic is well-informed and ably led by its visionary fund manager, Riley McCormack, a long-time Digimarc shareholder.  He was elected to the Board yesterday.  I expect him to be a terrific shareholder representative and advocate.  Most of our shares are held by less than a dozen high-quality long term institutional investors.  He is well known and respected by our largest shareholders.  Knowing Riley well, I am personally excited about the opportunity to collaborate with him.

We also elected Alicia Syrett to the Board.  Alicia has a remarkable career in the financial markets. Her accomplishments across many disciplines demonstrate entrepreneurial talent and extraordinary leadership qualities, an understanding of financial markets, a track record of advocacy for diversity, and a mastery of modern media.1   I expect that she, too, will be a great contributor.

These directors bring significant new perspectives and experience to our Board, rounding out its capabilities as we advance into the next stage of platform and market development.  I particularly look forward to the advice and assistance of our new directors in creating a better understanding of the positioning of our business in the capital markets.  Sell-side coverage is limited and focused on short term financial performance consistent with small-cap public equity market practices, failing, in my view, to communicate the asymmetry of risk and reward of a profitable base business and extraordinary optionality flowing from the stage of development of enormous target markets and the impressive assets we have built to exploit these opportunities.

In an effort to better communicate our value to the investment community and expand awareness and understanding, we are planning outreach into historically under-served areas of the capital markets, including the rising tide of millennial investors, ESG funds, and European investors. We expect that these segments will appreciate our important

[1]	https://www.linkedin.com/in/aliciasyrett/

Exhibit 99.2

roles in areas like food safety and the Circular Economy and the improvements in corporate governance we have implemented this year.

We have seen an expansion of DMRC holdings by European funds to nearly 10% of institutional ownership, as reported by Nasdaq.  We will do considerable outreach in Europe.  There may be a better understanding of our potential contributions to the Circular Economy and the importance of these contributions in Europe, where there are more decisive societal and governmental actions addressing plastic waste, as compared to the U.S.  We expect there to be a great deal of activity in the EU during 2021 involving AIM, plastic recycling, and other sustainability initiatives involving our company that we need to communicate to investors there.

We shelved the strategic investment initiative for now in light of the TCM investment and board developments.  The primary drivers of the initiative revolved around access to capital and the optimal use of our limited working capital.  The significant strengthening of our cash position allows us to approach these relationships with a focus on operational leverage rather than capital acquisition.  Explorations with corporate investors have been helpful and constructively influenced many aspects of the execution of strategy.   It’s better for the time being to focus on the many opportunities for organic growth that are surfacing and on expansion of our shareholder base.

Opportunities to improve auto identification span consumer product lifecycles, from manufacturing to recycling.

Exhibit 99.2

The environmental impact of plastic waste is becoming a global crisis.  Last year we demonstrated unique relevance to recycling in technical trials.  Our Platform demonstration showed promise of unprecedented improvements in quantity and quality of sorting of recyclable materials in waste streams.  It is also obvious that we can play a much broader role in the Circular Economy.  Our capabilities have galvanized the industry.  Global leaders involved in plastics have gotten together to form an impressive industry initiative, known as HolyGrail 2.0 to determine the path to commercialization of digital watermarking.2  We have a central role in this initiative.  The TCM|Strategic investment allows us to deploy more resources to address this enormous market opportunity.  Bob Chamness, the executive in charge of this area of our business, is here today to provide an overview and update on our progress and prospects.

Bob:

Thank you, Bruce.  It is my pleasure to join this call and share recent developments and our plans for the recycling and sustainability initiatives.

[2]	https://www.aim.be/priorities/digital-watermarks/

Exhibit 99.2

In previous calls, Bruce has discussed the enduring demand for plastic in the global economy and its resilience as a superior product, notwithstanding both (1) negative publicity regarding the damage to our oceans, waterways, and landfills; and (2) increasing government scrutiny and involvement across Europe, and in some states and municipalities here in North America.  The mission which we have undertaken with other HolyGrail members is to improve the quantity and quality of recyclable plastic as the foundation of a more efficient system of product design, consumer education, collection, sortation and processing of the waste streams; collectively known as the Circular Economy.  The goal of the Circular Economy is to keep plastic out of our oceans, waterways, and landfills; and reduce air pollution due to incineration.

This is a massive long-term opportunity for the company.  Neither GS1 nor suppliers of the products themselves have published aggregate data on the number of plastics-based products currently in global commerce.  Best estimates suggest that as many as 300 million, more than 30% of the active SKUs in the market, are plastic.  Any reasonable penetration of that opportunity would lead to outstanding returns on our investment to address this crisis.

The formal launch of HG 2.0 in September was a very significant development.  The initiative now has over 90 members.  Over the past two years, we demonstrated the vital role we can play in addressing the plastics crisis at two HolyGrail demonstrations on high-speed sortation equipment. We became the centerpiece in the formation of HolyGrail 2.0, which will test our technology in high speed sortation of mixed waste at scale in industrial waste facilities in at least two countries.

Exhibit 99.2

During the past few quarters, our team has focused on speeding the adoption of Digimarc Barcode among brand owners and aiding development of a robust ecosystem for both the Enhancement and Discovery sides of the Digimarc Platform.   The pandemic slowed the pace during the first three quarters of the year. Still, initiatives are now accelerating as new projects are being launched and the world is

Exhibit 99.2

adapting to the new normal of operating in a COVID environment.

On the enhancement side, we have made much progress developing a broad and diverse ecosystem that is a necessary prelude to broad adoption.  So far, we are engaging in support of recycling and sustainability initiatives with 13 of the top 20 global brands, and 4 of the top 5 retailers, who are members of HolyGrail.  We are working with their materials and packaging suppliers, mould makers and converters.  We are now actively engaged with 24 of the key supply chain members of HolyGrail 2.0, and nearly all the trade associations and academic influencers who help shape public perception and the legislative and regulatory environment.  Lighting up this ecosystem of suppliers and partners is critical to long-term success.

On the detection side, we have completed agreements with, and accelerated our assistance to, the two largest manufacturers of high-speed sortation equipment, who together provide over 80% of the lines in sorting and Materials Recovery Facilities (MRFs) globally.  This work includes the development of prototype detection systems for use in industrial trials and deployment of commercial units shortly thereafter.   We are in discussions with several additional suppliers of visual systems and components involved in the analysis of waste streams and companies exploring using our mobile software to provide consumer education and engagement, test systems for the identity of marked packaging, and quality assurance.

Plans for launching Golden Thread projects in three countries were delayed due to the pandemic but are now gaining traction.  As we stated last quarter, these projects are intended to provide commercialization models for brands, retailers, manufacturers, dual system operators, sorting facilities and other ecosystem players.  They aim to test and develop strategies for better recyclability, collection, customer education, sortation and recovery to enable true circularity.  Two of these projects have been scoped and budget requests submitted.  We believe that at least one will start during Q4.  The third has been subsumed within HolyGrail 2.0, and we

Exhibit 99.2

anticipate meaningful progress in planning and funding for the initiative during Q4.  Two other potential Golden Threads are in early formative discussions.

A second front is emerging in North America.  While the political environment and ecosystem are strikingly different from the EU, several initiatives are gaining momentum.  We are supporting and aligning with key North American trade groups to leverage the learnings from HolyGrail and European government relations initiatives to gain efficiencies and harmonization along a path to globalization.  Our global brand customers need such coordination and eventual global standards to reduce operational complexity and compliance risks across their markets.

Globalization is inevitable.  The Ellen Macarthur Foundation, sponsor of the original HolyGrail project, has collaborated with the World Wide Fund for Nature and the Boston Consulting Group in a call for a UN Treaty on Plastic Pollution.3  Their business case for a treaty calls for “coordinated investment approaches to support infrastructure development in key markets and innovation.”4

In summary, all signs are green at this point, and we are planning to increase our support for efforts to reduce plastics pollution as we enter 2021.5   I’ll now pass the mic over to Bruce for closing remarks.

Thanks Bob.

Secular trends in the digital transformation of businesses and increasing evidence of the need to move beyond the UPC are evident in the plastics initiatives, growing demand for serialization, and the enduring effects of the pandemic.  New customer opportunities are in the pipeline in forms of media and industries that I doubt are contemplated by the investment community.  As these opportunities mature, it will

[3]	https://www.ellenmacarthurfoundation.org/our-work/activities/new-plastics-economy/un-treaty
[4]	Id., at page 2.
[5]	For a recent update from a panel of industry experts, see: https://sustainablepackaging.org/events/spc-advance-2020/

Exhibit 99.2

be increasingly obvious that our positioning as the Barcode of Everything is not hyperbole.

The company’s organization continues to evolve with the maturation of execution of strategy, growth in size, breadth and sophistication of the supplier ecosystem, and the resultant expanding universe of applications being built on the Platform.  The organization has changed dramatically as we evolve from an IP licensing company to a customer centric software and services supplier.  I am proud of the versatility, loyalty and focus on our mission of our employees and leadership team, as such changes are challenging.  We made significant changes in Q3.  The primary goals were to strengthen the relationship between product development and sales, improve accountability for customer outcomes, accelerate a transition to the cloud, create better alignment between the organization and the changes in demand profiles we are observing, and gain operational efficiencies.  With the fundamental building blocks of the Platform in place, it is time to obsess about our customers, both partners and end users, delivering great value efficiently and effectively across the spectrum of enabled applications.  Our product and Platform development are increasing informed by end users and their suppliers bringing problems and opportunities to us that they believe can be uniquely addressed by Digimarc.

There were many very positive developments since our last call.6  Key takeaways include:

•	We raised $55 million; balance sheet now is in good shape
•	Added two new directors to the Board, broadening relevant skills and experience
•	Revenues and EPS met or exceeded analyst estimates for the third quarter in a row despite the pandemic;
•	Continued to navigate effects of the pandemic well

[6]	See Quick Business Update, slide 27, in Strategic Investment Presentation, for additional info on quarterly business developments. https://www.digimarc.com/about/investors/investor-presentations

Exhibit 99.2

•	Demand from brand owners increased while US retailer progress slowed some; European and Japanese retailers seem less affected
•	Brand owner demand is growing and expanding into new geographies and new industries, including pharmaceuticals, automotive, and tobacco
•	Expect the shift in revenue mix to persist for the foreseeable future
•	Key market themes: sustainability, supply chain visibility, brand protection
•	Recycling initiative is making impressive progress and looks very promising
•	Serialization is another key area of opportunity
•	Our preliminary planning for 2021 indicates substantial growth in bookings and revenues with a small increase in spending, leading to higher gross margin and better cash flow

As we enter 2021, here’s what I view as the keys to success:

•	Begin with obsessing customer success, maintaining our excellent rapport with the Central Banks and delivering exceptional value and expanding our footprint at Walmart.
•	Establishing additional tentpole customers for supply chain solutions
•

Making advancements in faster, easier enhancement with minimal impact on designs; and delivering integrated, reliable quality management to lower the Total Cost of Ownership for adoption of the Platform.

•	Meeting demand for serialization, with interfaces to IOT services, including traceability, brand protection, and supply chain visibility will be a big theme.
•	Addressing great opportunities in R&D in techniques for plastic Enhancement in thermoform and with laser marking.
•	Participating in industrial tests with AIM/HolyGrail 2.0 and some parallel Golden Threads to stimulate and accelerate adoption and ecosystem development and encourage a second front in North America.

Exhibit 99.2

•	Expanding support and providing more structure for the rapidly expanding supplier ecosystem.
•	Keeping our stable, highly skilled workforce, with unrivaled institutional knowledge of the area of science that we operate in, safe, healthy, engaged and productive in the Covid-19 era.
•	Executing effectively on these initiatives to fuel substantial bookings and revenue growth.

With long-term funding secured, new skills and experience on our board, formation of HolyGrail 2.0, uptick in demand for supply chain solutions, and emergence of many new applications of our Platform in the works, the future looks brighter than ever.

Thank you for your support of our mission and confidence in our ability to achieve it. We wish you all the best in these difficult times.

That’s it for our prepared remarks. Now, we will open the call to questions.